UPC ANNOUNCES 45 DAY WAIVER EXTENSION FROM SENIOR LENDERS


Amsterdam, July 29, 2002 -- Further to the announcement made by UnitedGlobalCom ("UGC") on July 24, 2002, regarding the Agreement in Principle reached between UGC and the Bondholder Committee regarding the plan for the recapitalisation of United Pan-Europe Communications N.V. ("UPC"), UPC today announces that bank lenders and UGC have extended until September 12, 2002 the waivers of the defaults arising as a result of UPC's decision not to make interest payments under its outstanding Senior Notes. The terms of the waivers remain unchanged from those announced on March 4, 2002.

UPC also confirmed today that, as part of its balance sheet restructuring, it does not intend to make the interest payment of EUR 124 million due on August 1, 2002 on its outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The non-payment of interest on these senior notes will be covered by the default waivers announced above. Withholding these interest payments is not expected to affect the normal course of business for UPC's operating companies.


United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).


For further information, please contact:

Claire Appleby                     Bert Holtkamp
Director of Investor Relations     Director of Corporate Communications
+ 44 (0) 207 647 8233              + 31 (0) 20 778 9447 or  + 31 (0) 655 38 0594
Email: ir@upccorp.com              Email: corpcomms@upccorp.com

Lazard                             Citigate First Financial
Richard Stables                    Carina Hamaker
+ 44 (0) 20 7588 2721              + 31 (0) 20 575 40 10

Jim Millstein                      Citigate Dewe Rogerson
+ 1 212 632 6000                   Toby Moore
                                   + 44 (0) 20 7638 9571
JP Morgan Chase
Doug McRae
+ 1 415 371 4352

Andrea Salvato
+ 44 (0) 20 7325 6460

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Also, please visit www.upccorp.com for further information about UPC.